Exhibit 2.1.4

---------------------------- - Articles of Amendment to i5 A?R I 7 PH 3 .. : 29 SMART RX SYSTEMS,INC. Articles of Incorporation of (Name of Corporation as currently filed with the Florida Dept. of State) P13000068431 (Document Number of Corporation (if known) Pursuant to the provisions of section 607.1006. Florida Statutes. this Florida Profit Corporation adopts the following amendment(s) to its Articles oflncorporation: A. If amending name. enter the new name of the corporation: _____________________________________________ The new name must he dis1ingr1ishable and contain the word "corpora/ion, ·· ··company. " or "incorporaled" or !he ahbre,•iarion '·Corp.," ··tnc.," or Co.," or 1he desi~na1io11 "Corp,·· "l!rc," or "Co". 11 professional corporation name 11111st contain !he word .. chal'lered." .. professional associa1ion." or the abbreria1io11 "/'.A." B. Enter new principal office address, if applicable: (Pri11cipal office address MUST BE A STREET ADDRESS) C. Enter new mailing address, if a1mlicable: (Mailing address MAY BE A POST OFFICE BOX) D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address: Name o(New Regislered Agent (Florida stree1 address) New Registered Offlce Address: __________________ . Florida ______ _ (/.ip Code) New Registered Agent's Signature, if changing Registered Agent: I hereby accepl /he appuinlmenl as registered agenl. I um familiar ll'ilh and accept /he obligations of the position. Signalure of New Registered Agent, if changing Page I of 4

If amending the Officers and/or Directors, enter the title 1rnd name of each officer/director being removed and title, name, and address of each Officer and/or Director being added: (,.tuach additional sheets, ifnecessa1)~ Nease note the officer/director title hy theflrst fetter of the q[fice title: I' = President; V= Vice !'resident: T= Treasurer: S= Secretm:i': /)= Director: TR= Trustee: C = Chairman or Clerk; CEO = Chief 1::.Xecutive q[ficer: CFO = Chief Financial Officer. If an o[ficerldirectur hufd.t more than one title, fist the first feller of each office held Presidenl, Treasurer, Director ll'oufd he !'TD. Changes should be noted in the following manner. Current(l' .John Doe is fisted as the PST and Mike .Jones is listed as the V There is a change. ,Hike Jones feaws the corporation, Sally Smith is named the V and S. These should be noted as John Doe. Pt as a Change. ,\like Jones. Vas Remove, and Sally Smith, SV as an Add Example: x_ Change PT John Doe XRemove _x Add Type of Action (Check One) l) Ochange □ Add □ Remove 2) □ change LlAdd D_Remove 3 ) □ Change □ Add URemove 4) □ change □ Add □ Remove 5j □ change UAdd □ Remove 6) □ change □ Add □ Remove y Mike Jones ~Smith Title Name Address Page 2 of 4

E. If amending or adding additional Articles, enter chnnge(s) here: (Attach additional sheets, if necessary). (/Je specific) ARTICLE V BOARD OF DIRECTORS PLEASE SEE ATTACHED COPY f<', If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicahle, indicate NIA) Page 3 of 4

The dnte of each amendment(s) ado1>tion: -------------------------~ if other than the date this document was signed. Effective dnte if applicable: (no more 1han 90 days q(ler amendment file dale) Adoption of Amendment(s) (CHECK ONE) Qhe amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval. □The amendment(s) was/were approved by the shareholders through voting groups. The following slalement mus/ he separately prol'idedfor each l'Oling group entilled lo vote separately on the amendment(s): "The number of votes cast for the amendment(s) was/were sufficient for approval by --------------------------- (voting group) [l}nie amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required. Dhe amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required. Dated APRIL 14, 2015 S. t SANDEEP MATHOW 1gna ure ------------------------------- (By a director, president or other officer - if directors or officers have not hcen selected, by an incorporator - ifin the hands ofa receiver, trustee, or other court appointed fiduciary by that fiduciary) SANDEEP MATHOW (Typed or printed name of person signing) CEO (Title of person signing) n A, n.f' .t

ARTICLE V BOARD OF DIRECTORS The number of directors constituting the corporation's Board of Directors ( each member thereof, a ''Director") shall be at most seven (7) and shall be elected as follows: (a) one Director shall be Sandeep Mathow, (b) one Director shall be the Santu Rohatgi, (c) one Director shall be Dr. Priti Patel. These three Directors shall keep the Board seat at personal discretion till the company is a public company. (d) One Director Board seat is reserved for a Preferred Investor with a minimum investment of $2,000,000. This Director would be elected by the majority of existing Board Directors, and (d) the remaining Directors shall be elected by the holders of a majority of the outstanding shares of stock of the Corporation voting together on a fully-diluted basis. The Board of Directors shall not declare, pay or set aside dividends on shares of any other class or series of capital stock of the Corporation unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, dividends on each outstanding share of Series A Preferred Stock in amount equal to the Preferred Dividend Rate. Dividends may be paid in cash or shares of Common Stock. Pursuant to Section 607.0602, Florida Statutes, the Directors are authorized, without the approval of the Stockholders, to (a) provide for the classification and reclassi lication of any unissued shares of Common Stock or Preferred Stock and determine the preferences, limitations and relative rights thereof and (b) issue Common Stock or Preferred Stock in one or more classes or series, all within the limitations set forth in Section 607.060 I of the Florida Statutes and subject to any limitations as set forth herein. t. 71· ~ taif:.S- &N£>£EP MATHov-.J,

ARTICLE V BOARD OF DIRECTORS The number of directors constituting the corporation's Board of Directors ( each member thereof, a "Director") shall be at most seven (7) and shall be elected as follows: (a) one Director shall be Sandeep Mathow, (b) one Director shall be the Santu Rohatgi, ( c) one Director shall be Dr. Priti Patel. These three Directors shall keep the Board seat at personal discretion till the company is a public company. ( d) One Director Board seat is rese.rved ior a Preferred Investor with a minimum investment of$2,000,000. This Director would be elected by the majority of existing Board Directors, and ( d) the remaining Directors shall be elected by the holders of a majority of the outstanding shares of stock of the Corporation voting together on a fully-diluted basis. The Board of Directors shall not declare, pay or set aside dividends on shares of any other class or series of capital stock of the Corporation unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, dividends on each outstanding share of Series A Preferred Stock in amount equal to the Preferred Dividend Rate. Dividends may be paid in cash or shares of Common Stock. Pursuant to Section 607.0602, Florida Statutes, the Directors are authorized, without the approval of the Stockholders, to (a) provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and detennine the preferences, limitations and relative rights thereof and (b) issue Common Stock or Preferred Stock in one or more classes or series, all within the limitations set forth in Section 607.0601 of the Florida Statutes and subject to any limitations as set forth herein. SANDEEP MATHOW